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                                                                    EXHIBIT 99.1

 [LOGO OF GOTHIC ENERGY CORPORATION APPEARS HERE]
 5727 South Lewis Avenue, Suite 700
 Tulsa, Oklahoma 74105-7148
 Telephone  (918) 749-5666
 Facsimile   (918) 749-5882

                          NEWS FOR IMMEDIATE RELEASE

January 26, 1998

                      GOTHIC ENERGY CORPORATION ANNOUNCESX
                        COMPLETION OF AMOCO ACQUISITION

Tulsa, Oklahoma based GOTHIC ENERGY CORPORATION [NASDAQ:GOTH] (the "Company"), announced today that it has completed the acquisition from AMOCO PRODUCTION COMPANY ("Amoco"), a subsidiary of Amoco Corporation [NYSE:AN], of certain producing natural gas properties, located in the Anadarko and Arkoma Basins of Oklahoma. The purchase price was $237.5 million before adjustments. Amoco also received a warrant to purchase 1.5 million shares of Gothic common stock for $3.00 per share. The acquisition and related fees and expenses were financed through a new credit facility with Bank One, Texas, NA. and the issuance of approximately $37 million of PIK preferred equity. The effective date of the purchase is December 1, 1997.

Gothic acquired interests in 705 gross wells and assumed operations of 296 of the properties. The Company estimates total proved reserves attributable to the acquisition are 238 billion cubic feet of natural gas equivalent, of which approximately 70% are producing. Current net daily production is approximately 60 million cubic feet of natural gas equivalent. Additionally, the Company has identified substantial probable reserves associated with the assets acquired. Gothic will also receive approximately 10,000 net undeveloped acres located throughout the Anadarko Basin area as well as substantial mineral and overriding royalty interests.

Additionally, Gothic received Amoco's advanced well operating technology. The technology may allow Gothic to reduce operating costs and create additional operating efficiencies on existing producing wells. In addition, Gothic received significant 2D and 3D seismic data and geological information related to the acquired assets.

With the completion of the acquisition, Gothic operates over 700 wells with net daily production of approximately 90 MMCFE.

Gothic Energy Corporation is an oil and gas acquisition, exploitation, development and production company headquartered in Tulsa, Oklahoma. Additional information may be obtained by contacting Michael Paulk, or John Rainwater, Vice President, at company headquarters, 5727 South Lewis Avenue, Suite 700, Tulsa, Oklahoma, 74105, telephone (918) 749-5666, facsimile (918) 749-5882.